UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

In March 2001, we entered into a collaboration agreement with Campbell Soup, a global manufacturer and marketer of consumer food products. We later amended the agreement to add the product field of specified savory beverages in consideration for additional research and development payments and potential milestone and royalty payments. On February 27, 2006, we amended the agreement to extend the collaborative research phase for an additional research phase of up to three years, through March 2009. During the extension period, we will continue to work with Campbell on the discovery and commercialization of new ingredients that improve the taste of wet soups and savory beverages. Under the terms of the extension, Campbell Soup has agreed to pay us incremental research funding of up to $3.0 million, assuming we meet specified research goals, over the three-year extension period. The other payment terms, including milestones and royalties based on net sales of products using the new ingredients, remain unchanged.

We intend to file the amendment with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time. The press release dated February 28, 2006 announcing our entry into the amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits.

99.1                           Press release of Senomyx, Inc. dated February 28, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ KENT SNYDER
Kent Snyder
President and Chief Executive Officer

Date: February 28, 2006

INDEX TO EXHIBITS

99.1                           Press release of Senomyx, Inc. dated February 28, 2006.